Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-84992, 33-21121, 33-38219, 33-38920, 33-64314, 33-44087, 33-53353, 333-14419, 333-42545, 333-50901, 333-59634, and 333-124489 and Form S-3 No. 33-53369) pertaining to various stock option plans, employee savings plans, employee stock ownership plans, and stock grants of Rogers Corporation of our reports dated March 28, 2006, with respect to the consolidated financial statements and schedule of Rogers Corporation, Rogers Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rogers Corporation included in the Annual Report (Form 10-K) for the year ended January 1, 2006.

ERNST & YOUNG LLP

Providence, Rhode Island
March 28, 2006